UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.  20549


                                      FORM 8-K


                   CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
                       OF THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):        May 9, 2006
                                                      ____________________

Exact Name of Registrant as
  Specified in Its Charter:                  CALAMP CORP.
                                ___________________________________


          DELAWARE                        0-12182              95-3647070
 _____________________________          ____________         _____________
State or Other Jurisdiction of          Commission          I.R.S. Employer
Incorporation or Organization          File Number        Identification No.



Address of Principal Executive Offices:     1401 N. Rice Avenue
                                            Oxnard, CA 93030
                                           _________________________

Registrant's Telephone Number, Including
 Area Code:                                    (805) 987-9000
                                             _________________________

Former Name or Former Address,
      if Changed Since Last Report:                    Not applicable
                                             _____________________________


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 425 under the Exchange Act (17 CFR 240.14.a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01.     Entry into a Material Definitive Agreement

     As previously announced, on May 9, 2006, CalAmp Corp. (the "Company") signed a definitive Share Purchase Agreement (the "Agreement") to acquire all of the outstanding common shares of Dataradio, Inc. ("Dataradio"), a privately held Canadian company. The parties to the Agreement are the Company, Dataradio, the stockholders of Dataradio and a newly formed wholly-owned subsidiary of the Company incorporated under the laws of Canada ("Acquisition Sub"). Dataradio is currently focused in three primary business lines: wireless data systems for public safety and first response applications; wireless data modems for fixed location critical infrastructure and industrial applications; and design and manufacture of radio frequency modules.
Dataradio has approximately 175 employees at facilities located in Montreal, Minnesota and Georgia.

     The purchase price is Canadian $60.1 million in cash (approximately U.S. $54.6 million at the current Canadian Dollar to U.S. Dollar exchange rate of 1.10). However, if the stockholders' equity of Dataradio as of the closing date is less than Canadian $12.1 million, the purchase price will be reduced by an amount equal to the product of five times the Canadian Dollar amount of such deficiency, up to a maximum of Canadian $6 million. Dataradio's selling stockholders have agreed that Dataradio's closing balance sheet will include at least Canadian $6 million in cash to fund the payment immediately after the closing of certain accrued liabilities of Dataradio as of the closing date in the amount of $5.9 million. If the cash balance at the closing date is less than Canadian $6 million, the purchase price will be reduced by the amount of such deficiency.

     The parties have made customary representations and warranties. Subject to certain limitations set forth in the Agreement, the Dataradio stockholders will indemnify the Company, Acquisition Sub and their affiliates with respect to any and all losses incurred in connection with any breach by Dataradio or the selling stockholders of any representation, warranty, covenant or other agreement. The Company, Acquisition Sub and their affiliates will also be indemnified with respect to certain specified items, including any claims made with respect to options and workers' compensation issues. The Company and Acquisition Sub have provided certain reciprocal indemnifications to the selling stockholders. No party may pursue indemnification claims against another party unless and until the total damages suffered by such party exceed Canadian $75,000 (the "Threshold Amount"), after which such party will be entitled to indemnification only for damages in excess of the Threshold Amount The indemnification obligations of each party will be limited to Canadian $5 million (the "Cap"). Neither the Threshold Amount nor the Cap will apply to any indemnification obligation related to fraud, intentional misrepresentation or active concealment, and the Cap also will not apply to breaches of certain specified representations and warranties made by Dataradio or the selling stockholders. The representations and warranties of Dataradio and its selling stockholders generally will survive for two years following the closing, with certain representations and warranties surviving for up to five years.

      Completion of the acquisition is subject to customary closing conditions, including the receipt of consents of certain third parties.

      On the closing date, Canadian $7 million of the purchase price will be deposited into escrow, of which Canadian $3 million will be available as a source for the payment of indemnification claims and Canadian $4 million will be available for the payment of any obligation arising out of the purchase price adjustments. The remaining amount will be distributed to Dataradio's selling stockholders on the second anniversary of the closing date, with amounts required to pay claims by the Company that are not resolved by such second anniversary to be held in the escrow account until such claims are resolved.

     If the Agreement is terminated after June 30, 2006 by a party that is not then in breach of the Agreement, and Dataradio is purchased by another party before the six-month anniversary of such termination for total consideration greater than Canadian $60 million net of cash on hand, then Dataradio will pay the Company a termination fee of Canadian $4 million as liquidated damages.

     The Company plans to finance the transaction using a combination of new bank debt of approximately U.S. $33 million and its cash on hand.

     The Company had no material relationship with any of the sellers, other than in respect of this material definitive agreement. The transaction is expected to close in the next several weeks.



                              SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       CALAMP CORP.



       May 11, 2006	           By:   /s/ Richard K. Vitelle
    _________________                  _________________________
          Date                          Richard K. Vitelle,
                                        Vice President-Finance
                                        (Principal Financial Officer)